Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital New York City REIT, Inc.
Enters into a $50 million 10-Year Secured Loan with Société Générale

Secures Attractive Long-Term Debt for NYCR’s Laurel Retail Condominium and ICON Parking Garage

New York, April 19, 2018 / PRNewswire/ - American Realty Capital New York City REIT, Inc. (“NYCR”), a public non-listed REIT which owns a portfolio of mixed-use office buildings and retail condominium units in New York City, announced today that on April 13, 2018 certain of its subsidiaries, as borrowers, entered into a ten-year, $50 million loan having a fixed interest rate of 4.516% with Société Générale, as lender. The loan is secured by mortgages on NYCR’s retail condominiums located at 400 East 67th Street, New York, NY and parking garage condominium located at 200 Riverside Boulevard, New York, NY.

NYCR believes the loan benefits it by locking in ten-year fixed rate debt at an attractive interest rate and expanding NYCR’s liquidity position with up to approximately $47 million of net proceeds available for investment in the portfolio through acquisitions, capital expenditure and lease up as well as for general corporate purposes.

About NYCR

American Realty Capital New York City REIT, Inc. is a publicly registered, non-traded real estate investment trust which as of March 31, 2018 owns six mixed-use office and retail condominium buildings in New York, NY. Additional information about NYCR can be found on its website at www.newyorkcityreit.com.

Important Notice

This press release is a summary provided for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of NYCR.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of NYCR’s most recent Annual Report on Form 10-K and NYCR’s most recent Form 10-Q, as such Risk Factors may be updated from time to time in subsequent reports. Further, forward-looking statements speak only as of the date they are made, and NYCR undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

Contacts:

Investor Relations

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